EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-487-6555

FOR IMMEDIATE DISTRIBUTION

Capitol Bancorp Announces the Sale of Arizona-Based
Yuma Community Bank

LANSING, Mich., and PHOENIX, Ariz.: May 5, 2009: Capitol Bancorp Limited (NYSE: CBC), announced today that it has entered into a definitive agreement to sell Yuma Community Bank, a $72.3 million wholly-owned affiliate in Arizona, to The Foothills Bank, a Yuma-based community bank, for total cash consideration approximating $10.5 million.

The sale of Yuma Community Bank will serve to facilitate the Corporation’s well-publicized efforts to better allocate capital and resources within the organization.  “Historically, our Corporation has focused on the development and retention of community banks in multiple markets across the United States,” said Capitol Bancorp’s Chairman and CEO Joseph D. Reid.  “We did not seek a sale of this institution, but were approached by The Foothills Bank with what we feel is a beneficial transaction for our Corporation.  It will allow us to prudently re-deploy capital resources into many of our demographically-diverse and growth-oriented communities, while also supporting those affiliates currently facing the challenges of a volatile and uncertain economy.”

Capitol Bancorp currently owns 10 affiliate banks in Arizona, with assets totaling approximately $1.1 billion as of March 31, 2009, representing the largest concentration of banking assets within the Corporation’s network outside the Great Lakes Region.   “Yuma Community Bank was an integral component of Capitol Bancorp’s initial entry into Arizona and our geographic diversification efforts, providing the early-stage support and future resources that have fueled our expansion into 15 additional states over the years,” added Reid.

“Yuma Community Bank’s successful operation shares a long and rich history with Capitol Bancorp, and under the stewardship of President and CEO Kathy Brandon and her team, has consistently delivered solid performance.  We take comfort in the opportunity to align Yuma Community Bank with an institution dedicated to the local market,” commented Reid.

The transaction, which is subject to regulatory approval, is expected to be completed sometime during the second half of 2009.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.8 billion national community banking company, with a network of separately chartered banks in 17 states.  It is the holder of the most individual bank charters in the country.  Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

About Yuma Community Bank
Yuma Community Bank, founded in 2000, is consistently ranked among the top 10 community banks in Arizona in Ranking Arizona, which each year conducts the largest business opinion poll in the state. The full-service commercial bank specializes in providing a complete menu of products and services for small and medium-sized businesses.

About The Foothills Bank
The Foothills Bank was established in 1997 and remains Yuma's oldest community bank. In April 2009, Foothills, for the eleventh quarter in a row received a 5 Star rating from Bauer Financial for overall financial strength. Through conservative lending, flexible financial products and "Personal Touch" service the Board of Directors and management of The Foothills Bank remain dedicated to being Yuma's premier community bank.

Forward Looking Statement
Certain statements in this announcement contain forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.

All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the company or any person acting on the Corporation’s behalf are qualified by the cautionary statements in this press release. The Corporation does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.